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                                                                  Exhibit 10.45


                          AKOO.COM/ENTERTAINMENT BOULEVARD
                                     AGREEMENT

     This is an agreement dated as of January 10th, 2000, between Entertainment Boulevard, Inc. a Nevada corporation located at 12910 Culver Boulevard, Suite I, Los Angeles, CA 90066 ("EBLD"), and Akoo.com ("Akoo"), an Illinois corporation, located 2500 N. Harlem Ave., Elmwood Park, IL 60707. In consideration of the mutual premises and undertakings stated herein and Exhibit A attached hereto and made a part hereof, the parties hereto agree as follows (the "Agreement"):

1.     TRADEMARKS

       1.1 EBLD IDENTITIES ON AKOO SITE. EBLD hereby grants a non-exclusive cost-free license (without the right of sublicense) throughout the Term of this Agreement to Akoo to use the EBLD name and logo and other proprietary identities of EBLD (collectively, "EBLD Mark(s)" in connection with Akoo's website called "Akoo.com" ("Akoo.com") currently located at http://www.Akoo.com, solely as stated in Exhibit A.

2.     CONTENT

       2.1 LICENSE. EBLD hereby grants a non-exclusive cost-free license (without the right of sublicense) throughout the Term of this Agreement to Akoo to use the certain content owned and/or controlled by EBLD, as described on Exhibit A (collectively, "EBLD Content") in connection with Akoo, solely as stated on Exhibit A.

       2.2 CREATION OF CONTENT. Each party will be responsible for the creation, development and publication of its respective Content. Neither party will use the Content of each other's site in any way whatsoever without the other party's prior approval.

       2.3 QUALITY CONTROL. Each party agrees to maintain the quality of the content of its site to at least the same level as has existed heretofore. If either party, in its reasonable discretion, determines that the content of the other party's site falls below this pre-existing standard of quality and does not otherwise meet the editorial standards and quality of its own site, that party will notify the other party to that effect in writing giving specific details of the failure to meet such standards and the party receiving that notice will remedy the deficiencies specified in such notice within 30 days after the date of its receipt of that notice. If, following such 30-day period, the quality of the applicable site has not sufficiently improved, the party that gave the original notice may terminate the Agreement effective immediately upon the receipt by the other party of notice of termination.

       2.4 LIMITATION OF RIGHTS. Each party's use of the other party's Marks and Content, as well as the use of the any links described on Exhibit A, is strictly limited to the uses stated in this Agreement. Neither party acquires any rights in or to the other party's Marks and/or the goodwill inherent therein by this Agreement or otherwise. All rights granted under this Agreement, including the right to use the other party's Marks or Content, or to link to the other party's Content shall revert to the granting party upon termination.

3.     FINANCIAL

       3.1 PRODUCTION EXPENSES. Each party will be solely responsible for its own expenses incurred in undertaking its rights and responsibilities under this Agreement and otherwise in operating its website.

       3.2      ADVERTISING


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                (a)     RETAINED RIGHTS. Each party will have the right to
                        continue to transact advertising and promotional programs for its own website, to retain all advertising inventory, set all packaging and pricing, and retain all revenue generated for any advertising thereon. No such arrangements by a party can allow for any third-party use of the other party's Marks or Content without the prior written approval of that other party. Notwithstanding the foregoing, the parties hereby acknowledge and agree that EBLD shall have the exclusive right to transact advertising and promotional programs related to, to retain all advertising inventory, set all packaging and pricing, and retain all revenue generated by any advertising on any Players developed pursuant to this Agreement. Notwithstanding the foregoing, the parties hereby acknowledge and agree that Akoo shall have the exclusive right to transact advertising and promotional programs related to, to retain all advertising inventory, set all packaging and pricing, and retain all revenue generated by any advertising on any co-branded pages developed pursuant to this Agreement.

                (b) ADVERTISING REFERRALS. Each party may, from time to time, refer leads to the other party for advertising relating to the co-branded Player or co-branded pages developed pursuant to this Agreement. All referrals will be confirmed in writing (via e-mail to adam@entertainmentblvd.com for EBLD or tammi@akoo.com for Akoo or such other e-mail addresses as the parties may designate) to the other party within 24 hours following the referral. The parties agree that the referring party will receive a payment of 50% of the proceeds (less sales commissions) of any advertising relating to the co-branded Player or co-branded pages sold by the party to whom the lead was referred. Payments will be remitted to the referring party within 30 days following receipt by the other party.

                (c) CUSTOMER DATA. Akoo shall own and retain all right, title and interest in all names, addresses and other identifying information of users of Akoo, including, without limitation, any co-branded pages developed hereunder and EBLD will have no right to use any such customer data.

       3.3 PRODUCT SALES. EBLD will offer Player users the opportunity to purchase products through EBLD's deal with CheckOut.com ("CO") as follows:

                (a) LINKS. The Player will include a button to link to CO in a mutually agreed upon design.

                (b) ORDER PROCESSING. CO will process product orders placed by customers who follow these links from the Player to the CO site. CO reserves the right to reject orders that do not comply with any requirements that CO periodically may establish. CO will be responsible for all aspects of order processing and fulfillment, including without limitation: preparing order forms; processing payments, cancellations, and returns; and handling customer service, CO will track sales made to customers who purchase products using the links from the Player to the CO site and will send EBLD reports summarizing this sales activity.

                (c) CUSTOMER DATA. CO shall own and retain all right, title and interest in all names, addresses and other identifying information of users of CheckOut.com.



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          (d)     REFERRAL FEES. EBLD will pay Akoo referral fees on qualified product sales to third parties. For a product sale to generate a referral fee, the customer must follow a link from the Player to the CO site; purchase a qualified product using CO's automated ordering system; accept delivery of the product at the shipping destination; and remit full payment to CO. CO will not, however, pay referral fees on any products that are added to a customer's Shopping Cart after the customer has re-entered CO's site (other than through a link from the Player), even if the customer previously followed a link from the Player to the CO site. Products that are entitled to earn referral fees under the rules set forth above are hereinafter referred to as "Qualifying Products."

          (e) FEE SCHEDULE. Referral fees will be earned based on the sale price of Qualifying Products (as defined above), according to the fee schedule set forth below. As used below, "sale price" means the sale price listed in CO's catalog, and excludes costs for shipping, handling, gift-wrapping, and taxes. The established base fee schedule is four percent (4%) of the sale price for sales of Qualifying Products. EBLD will pay referral fees on a quarterly basis. Approximately thirty (30) days following the end of each calendar quarter, EBLD will send Akoo a check for the referral fees earned on Qualifying Products that were shipped during that calendar quarter, less any taxes withheld. However, if the fees payable to Akoo for any calendar quarter are less than $100.00, those fees will be held until the total amount due is at least $100.00 or unitl this Agreement is terminated. If a product that generated a referral fee is returned by the customer, the corresponding fee will be deducted from the next payment.
                  If there is no subsequent payment, a bill for the fee will be sent.

          (f) POLICIES AND PRICING. Customers who buy products through CO will be deemed to be CO's customers. Accordingly, all CO rules, policies, and operating procedures concerning customer orders, customer service, and product sales will apply to those customers. CO will determine the prices to be charged for products sold under this Program in accordance with CO's pricing policies. Product prices and availability may vary from time to time.

          (g) PROMOTIONS AND INCENTIVES. During the Term of the Agreement, CO will provide special promotions to EBLD users at least six (6) times per year. These promotions will be mutually agreed upon by EBLD and CO and will be provided to Akoo users as well.

4.     APPROVALS

       4.1 PRIOR APPROVAL REQUIRED. All uses by either party of the other party's Marks and Content and links to each other's Content must be submitted to and approved by the other party prior to their use, with such approval not to be unreasonably withheld. Failure to so seek and receive prior approval will be grounds for immediate termination of this Agreement, and such termination right will not constitute a waiver of any other rights available to a party as a result thereof.

       4.2 NO PUBLICITY WITHOUT CONSENT. Neither party will issue or permit issuance of any press release regarding the other party or this Agreement without prior coordination with and approval by the other party.

       4.3 LINK TO AKOO.COM. EBLD agrees to include a link to Akoo.com from the page on its Web site listing alliance partners.


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5.     TERM

       5.1 TERM. This Agreement shall be effective as of the date of this Agreement, and will continue for one (1) year (the "Term"). Both parties shall have the right to terminate this Agreement upon thirty (30) days written notice during the first three months of the Term.

       5.2 EARLY TERMINATION. Each party shall have the right to terminate this Agreement immediately on notice: (a) upon a breach of any material obligation hereunder by the other party other than those specified in section 4.1, if such breach is not cured within 30 days following the date the breaching party receives notice from the non-breaching party describing in reasonable detail the elements of such breach; (b) in the event the other party becomes insolvent (I.E., unable to pay its debts in the ordinary course as they come due); or (c) pursuant to sections 4.1 or 5.1 above.

       5.3 EVENTS UPON TERMINATION. Upon the expiration or termination of this Agreement for any reason, both parties shall immediately remove all links to the other party's Content and website(s) and cease all use of the other party's Marks and any and all use of any kind whatsoever of the other party's Content.

       5.4 SURVIVAL. Sections 2.4, 4.2, 7 and 8 will survive the termination or expiration of this Agreement.

6.     REPRESENTATIONS AND WARRANTIES

       Each party to this Agreement represents and warrants to the other that: (a) such party has all necessary right, power and authority to enter into this Agreement and to perform the acts required of it hereunder; (b) the execution of this Agreement by such party and its performance of its obligations hereunder do not and will not violate any agreement by which such party is bound; (c) such party has (and will have throughout the Term) all necessary rights in and to its Marks, content links and Content described in this Agreement to allow it to make those indicia and materials available to the other party and users of that party's website as contemplated by this Agreement without violating the rights of any third party; and (d) it has (and will have throughout the Term) all necessary rights in and to all underlying technology (including both hardware and software) utilized in connection with its website and all such underlying technology does not infringe on any patent, copyright, trademark, trade secret or other intellectual property or proprietary right of any third party.

7.     INDEMNIFICATION

       7.1 MUTUAL INDEMNIFICATION. Each party hereby agrees to indemnify and hold harmless the other party, its parent and subsidiary companies and their respective officers, agents, directors, employees and authorized representatives from and against any costs, losses, liabilities and expenses, including court costs, reasonable expenses and reasonable attorney's fees that any of them may suffer, incur or be subjected to by reason of any legal action, arbitration or other claim by a third party arising out of or as a result of a breach of the indemnifying party's representations and warranties made hereunder, the operations of the indemnifying party's website as authorized by this Agreement or otherwise, any allegations that the use of the indemnifying party's Marks, Content, links and/or content on its violates any intellectual property rights of any third party, any allegation that any content on its website is defamatory or violates any privacy or publicity rights of any third party, and/or any of its other obligations under this Agreement.


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       7.2     INDEMNIFICATION PROCEDURES. If either party entitled to
       indemnification hereunder (an "Indemnified Party") makes an indemnification request to the other, the Indemnified Party shall permit the other party (the "Indemnifying Party") to control the defense, disposition or settlement of the matter at its own expense; provided that the Indemnifying Party shall not, without the consent of the Indemnified Party enter into any settlement or agree to any disposition that imposes an obligation on the Indemnified Party that is not wholly discharged or dischargeable by the Indemnifying Party, or imposes any conditions or obligations on the Indemnified Party other than the payment of monies that are readily measurable for purposes of determining the monetary indemnification or reimbursement obligations of Indemnifying Party. The Indemnified Party shall notify Indemnifying Party promptly of any claim for which Indemnifying Party is responsible and shall cooperate with Indemnifying Party in every commercially reasonable way to facilitate defense of any such claim; provided that the Indemnified Party's failure to notify Indemnifying Party shall not diminish Indemnifying Party's obligations under this Section except to the extent that Indemnifying Party is materially prejudiced as a result of such failure. An Indemnified Party shall at all times have the option to participate in any matter or litigation through counsel of its own selection and at its own expense.

8. CONFIDENTIALITY. The parties acknowledge that, in the course of their dealings hereunder, each may acquire information about the other, its business activities and operations, its technical information and its trade secrets, all of which are proprietary and confidential (the "Confidential Information"). Each party agrees that the terms of this Agreement shall be deemed the Confidential Information of each party. During the Term of this Agreement (including any Extension Terms) and for a period of two (2) years after the expiration or termination of last Extension Term, each party hereby agrees that: (i) all Confidential Information shall remain the exclusive property of the disclosing party; (ii) it shall maintain, and shall use prudent methods to cause its employees, agents and its Affiliates to maintain, the confidentiality and secrecy of the Confidential Information; (iii) it shall use prudent methods to ensure that its employees, agents and its Affiliates do not copy, publish, disclose to others or use (other than pursuant to the terms hereof) the Confidential Information; and
       (iv) it shall return or destroy all copies of Confidential Information upon request of the other party. Notwithstanding the foregoing, Confidential Information shall not include any information to the extent that it: (i) is or becomes a part of the public domain through no act or omission on the part of the receiving party; (ii) is disclosed to third parties by the disclosing party without similar restriction on such third parties; (iii) is in the receiving party's possession without the receiving party's actual or constructive knowledge of an obligation of confidentiality with respect thereto, at or prior to the time of disclosure under this Agreement; (iv) is disclosed to the receiving party by a third party having no obligation of confidentiality with respect thereto; (v) is independently developed by the receiving party without reference to the disclosing party's Confidential Information; or (vi) is released from confidential treatment by written consent of the disclosing party.

9.     GENERAL

       9.1 COSTS. Each party shall be responsible for all costs and expenses incurred by it in connection with the performance of its obligations under this Agreement.

       9.2 ASSIGNMENT. None of the rights and obligations of the parties to this Agreement may be assigned by either party, except (a) to the transferee of substantially all of the business operations of such party (whether by asset sale, stock sale, merger or otherwise) or (b) to any entity that is controlled by, or is under common control with, such party.


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                   EXHIBIT A - DESCRIPTION OF LICENSED CONTENT

A. CO-BRANDED MUSIC VIDEO INDEX PAGE

a) This video index page will be hosted by Akoo and will be promoted from the Akoo.com homepage. EBLD will provide indexing information for selections of its music video library in digital format so that Akoo can include the information in its database in a searchable format with links to the co-branded Player.

b) Includes links to Akoo's top ten music videos, updated weekly or bi-weekly.

c) Links open co-branded Entertainment Boulevard Music/Akoo Music Video Player, with streaming content and Player pages served by EBLD.

d) Player shall include embedded music videos, navigation links, and an advertisement as well as any additional content to be mutually agreed upon. The Player shall contain both parties' logos. The videos will be available in 28k, 56k, 80k, and 300k transfer rates or through any mutually agreed upon technology that becomes available during the Term.

B. CO-BRANDED MOVIE TRAILER INDEX PAGE

   a) This movie trailer index page will be hosted by Akoo and will be promoted from the Akoo.com homepage. EBLD will provide indexing information for its entire movie trailer library in digital format so that Akoo can include the information in its database in a searchable format with links to the co-branded Player.

   b)  Links open co-branded Entertainment Boulevard Movies/Akoo Movie
       Trailer Player, with streaming content and Player pages served by EBLD.

   c) Player shall include embedded movie trailers, navigation links, and an advertisement as well as any additional content to be mutually agreed upon. The Player will contain both parties' logos. The Content will be available in 28k, 56k, 80k, and 300k transfer rates or through any mutually agreed upon technology that becomes available during the Term.

   d) Page and/or Player includes links to Entertainment Boulevard Movies' subsections: Coming Soon, Now Playing, and On Video.



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                                 EXHIBIT B
                         AKOO ADVERTISING GUIDELINES

EBLD shall not place any ads on the co-branded player from the following:

1) Web sites or companies promoting or selling sexually explicit materials; or

2)     The following competitors of Akoo.com:

       a)     Streamsearch
       b)     Scour.Net
       c)     Channelseek
       d)     Yack.com
       e)     Streambox
       f)     Global Streams
       g)     Warpradio.com
       h)     Sonicbox
       i)     Kerbango

Akoo.com reserves the right to update this list on a monthly basis.



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                                 EXHIBIT C

                                COMPETITORS

1.    Launch.com
2.    JamTV.Com/Tunes.Com/RollingStone.com
3.    Sonicnet.com/atm.com/mtv.com
4.    Hollywood.com
5.    Reel.com



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     9.3     RELATIONSHIP OF PARTIES. This Agreement does not create a joint venture, partnership or principal/agent relationship between the parties hereto, nor imposes upon either party any obligations for any losses, debts or other obligations incurred by the other party except as expressly set forth herein.

     9.4 ENTIRE AGREEMENT. This Agreement states the entire agreement between the parties with respect to its subject matter and supersedes any prior oral or written agreements. This Agreement may not be amended except in writing signed by both parties.

     9.5 APPLICABLE LAW. This Agreement will be construed according to the laws of the State of California, without regard to principles of conflicts of law.

     9.6 INVALIDITY OF PROVISIONS. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then the parties will be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable, or void, it being the intent and agreement of the parties that this Agreement be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

     9.7 NOTICE. Any notice due by one party to the other will be given to the address listed above and marked to the attention of the signatory specified below, unless a party hereafter designates a successor address or contact person. All notices will be transmitted by private courier or facsimile transmission, and will be deemed given as of the date of a written courier's receipt or electronic facsimile confirmation report.


ACKNOWLEDGED AND AGREED                  ACKNOWLEDGED AND AGREED

ENTERTAINMENT BOULEVARD, INC.            AKOO, INC.



By: /s/ Stephen Brown                    By: /s/ Tammi K. Franke
   ---------------------------------        ---------------------------------

Name:     Stephen Brown                  Name:  Tammi K. Franke
     -------------------------------          -------------------------------

Title:    CEO                            Title: V.P. Business Development
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